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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                     FORM 12b-25

                             NOTIFICATION OF LATE FILING

(CHECK ONE):  /x/ Form 10-K  / / Form 20-F  / / Form 11-K  / / Form 10-Q
              / / Form N-SAR


         For Period Ended:       June 30, 1996
                          ---------------------------------

         [ ]  Transition Report on Form 10-K
         [ ]  Transition Report on Form 20-F
         [ ]  Transition Report on Form 11-K
         [ ]  Transition Report on Form 10-Q
         [ ]  Transition Report on Form N-SAR
         For the Transition Period Ended:
                                         ----------------------------

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                READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM.
                                PLEASE PRINT OR TYPE.
                NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED
                                       HEREIN.
         ------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify
the Items(s) to which the notification relates:     N/A

PART I -- REGISTRANT INFORMATION

    Acres Gaming Incorporated
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Full Name of Registrant

    N/A
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Former Name if Applicable

    815 NW Ninth Street
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Address of Principal Executive Office (STREET AND NUMBER)

    Corvallis, Oregon  97330
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

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/x/  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/x/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ / (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

    The Company timely filed its Annual Report on Form 10-K for the fiscal year ended June 30, 1996, and incorporated by reference into Part III information from its definitive proxy statement for a meeting of shareholders scheduled for November 12, 1996. As noted in the 10-K, the Company is negotiating a strategic alliance with another corporation. Due to these negotiations and other matters in the ordinary course of business, the Company did not have sufficient personnel or resources to assemble information to complete the definitive proxy statement or file a 10-K/A within the 120 day period as required to incorporate such material by reference into the Form 10-K.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Danielle Benderly         (503)           727-2011
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              (Name)             (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                                  /x/ Yes    / / No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                  / / Yes   /x/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                              Acres Gaming Incorporated
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                     (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    October 29, 1996           By    /s/ Robert W. Brown
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                                            Robert W. Brown
                                            Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                      ATTENTION

              INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                  FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


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